Filed Pursuant to Rule 424(b)(7)
Registration No. 333-172639

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities in any state where the offer or sale is not permitted, and they are not soliciting an offer to buy these securities where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 7, 2011)

6,000,000 Shares

Kraton Performance Polymers, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering all of the shares offered hereby and will receive all of the proceeds from this offering. We will not receive any proceeds from this offering. See “Selling Stockholders.”

Our common stock is listed on the New York Stock Exchange under the symbol “KRA.” On March 28, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $40.27 per share.

The selling stockholders have granted the underwriters the right to purchase up to 900,000 shares of common stock at the offering price less the underwriting discount if the underwriters sell more than 6,000,000 shares of common stock in this offering. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after this offering.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks referenced under “Risk Factors” on page S-13 of this prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus before making a decision to invest in our common stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to the Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about                     , 2011.

Credit Suisse	BofA Merrill Lynch	Morgan Stanley
Goldman, Sachs & Co. Oppenheimer & Co.

KeyBanc Capital Markets	Macquarie Capital	UBS Investment Bank

The date of this prospectus supplement is                     , 2011.

Prospectus Supplement

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we, nor the selling stockholders have authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. The information contained in this prospectus supplement, the accompanying prospectus or in any related free-writing prospectus we prepare or authorize may only be accurate as of the date of the applicable document.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders to subscribe for and purchase any securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Kraton name, logo and other trademarks mentioned in this prospectus supplement, the accompanying prospectus, any free-writing prospectus or any document incorporated by reference are the property of their respective owners.

We obtained the industry and market data used throughout this prospectus supplement, the accompanying prospectus, any free-writing prospectus or any document incorporated by reference from our own internal estimates and research as well as from industry and general publications and from research, surveys and studies conducted by third parties.

In this prospectus supplement, unless we indicate otherwise or the context requires:

•	“Kraton,” “our company,” “we,” “our,” “ours” and “us” refer to Kraton Performance Polymers, Inc. and its consolidated subsidiaries; and

•	the “SBC industry” refers to the elastomeric styrenic block copolymers industry and does not include the high styrene or rigid SBC business.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus supplement (other than in each case, unless otherwise indicated, documents or information that is, or is deemed to be, furnished and not filed in accordance with applicable SEC rules):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010 as filed on March 7, 2011;

•	our current reports on Form 8-K as filed on January 28, 2011, February 1, 2011, February 2, 2011 (two reports), February 11, 2011, February 14, 2011 and February 15, 2011;

S-ii

•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2010; and

•	the description of our common stock contained in our registration statement on Form S-1/A, filed with the SEC on September 20, 2010.

Any information incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that the information contained in this prospectus supplement modifies or supersedes that information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus supplement, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement. Requests for such copies should be directed to:

Secretary

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, Texas 77032

Telephone: (281) 504-4700

We make these filings available through our web site at www.kraton.com. Our web site and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus supplement.

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SUMMARY

Our Company

General

We believe we are the world’s leading producer of styrenic block copolymers (“SBCs”) as measured by 2010 sales revenue. We market our products under the widely recognized KRATON® brand. SBCs are highly engineered synthetic elastomers that we invented and commercialized almost 50 years ago, which enhance the performance of numerous end use products, imparting greater flexibility, resilience, strength, durability and processability. We focus on the end use markets we believe offer the highest growth potential and greatest opportunity to differentiate our products from competing products. Within these end use markets, we believe that we provide our customers with a broad portfolio of highly-engineered and value-enhancing polymers that are critical to the performance of our customers’ products. We seek to maximize the value of our product portfolio by introducing innovations that command premium pricing and by consistently upgrading from lower margin products. As the industry leader, we believe we maintain significant competitive advantages, including an almost 50-year proven track record of innovation; world-class technical expertise; customer, geographical and end use market diversity; and industry-leading customer service capabilities. These advantages are supported by a global infrastructure and a long history of successful capital investments and operational excellence.

Our SBC products are found in many everyday applications, including disposable baby diapers, the rubberized grips of toothbrushes, razor blades, power tools and in asphalt formulations used to pave roads. We believe that there are many untapped uses for our products, and we will continue to develop new applications for SBCs. We also develop, manufacture and market niche, non-SBC products that we believe have high growth potential, such as isoprene rubber latex (“IRL”). IRL is a highly-engineered, reliable synthetic substitute for natural rubber latex. We believe the versatility of IRL offers significant opportunities for new, high-margin applications. Our IRL products, which are used in applications such as surgical gloves and condoms, have not been found to contain the proteins present in natural latex and are, therefore, not known to cause allergies. We believe we produce the highest purity IRL globally and that we are the only significant third-party supplier of the product. Our IRL business has grown at a compound annual growth rate of 36%, based on revenues, from 2008 to the end of 2010.

We currently offer approximately 800 products to more than 700 customers in over 60 countries worldwide, and we manufacture our polymers at five manufacturing facilities on four continents, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world. Our facility in Japan is operated by an unconsolidated manufacturing joint venture. Our products are typically developed using our proprietary, and in many cases patent-protected, technology and require significant engineering, testing and certification. In 2010, we were awarded 81 patents for new products or applications and at December 31, 2010, we had approximately 1,053 granted patents and approximately 349 pending patent applications. We are widely regarded as the industry’s leading innovator and cost-efficient manufacturer in our end use markets. We work closely with our customers to design products that meet application-specific performance and quality requirements. We expect these innovations to drive our organic growth, sustain our leadership position, expand our market share, improve our margins and produce a high return on invested capital.

Over the past several years, we have implemented a range of strategic initiatives designed to enhance our profitability and end use market position. These include fixed asset investments to expand our capacity in high value products, to enhance productivity at our existing facilities and to significantly reduce our fixed cost structure through headcount reductions, production line closures at our Pernis, the Netherlands, facility (“Pernis”) and system upgrades. During this period, we have shifted our portfolio to higher-margin products, substantially exited low-margin businesses such as footwear and implemented smart pricing strategies that have improved our overall margins and return on invested capital. We believe these initiatives provide us with a strong platform to drive growth, create significant operating leverage and position us to benefit from volume recovery in our end use markets.

Our End Use Markets

We have aligned our commercial activities to serve four core end use markets that we believe have the highest growth and profitability potential: (1) Advanced Materials; (2) Adhesives, Sealants and Coatings; (3) Paving and Roofing; and (4) Emerging Businesses. The following table describes our four core end use markets and other end use markets, and their approximate relative sizes:

	Revenue Mix (1)
End Use Markets	2010	2009	2008	Selected Applications/Products
Advanced Materials	31%	31%	30%

•Soft touch for consumer products (tooth brushes and razor blades) and power tools

•Impact resistant engineering plastics

•Impact resistant for polyolefin based totes and bins

•Automotive components

•Elastic films for disposable diapers and adult incontinence branded products

•Skin care products and lotions

•Disposable food packaging

•Medical packaging films and tubing, often as alternative to PVC

•Wire & cable insulation/jacketing, alternative to PVC

Adhesives, Sealants and Coatings	32%	32%	32%	•Tapes and labels •Non-woven and industrial adhesives •Industrial and consumer weather sealants

Paving and Roofing	28%	26%	31%	•Asphalt modification for performance roadways, bridges and airports •Asphalt modification for roofing felts and shingles

Emerging Businesses	7%	7%	3%	•Surgical gloves •Condoms

Other Markets	2%	4%	4%	•Lubricants and fuel additives •High styrenics’ packaging •Footwear

(1)	Based on 2010, 2009 and 2008 sales of $1,228 million, $920 million and $1,171 million (excludes by-product sales, which are reported as other revenues).

Our Competitive Strengths

We believe the following competitive strengths help us to sustain our market leadership position and contribute to our ability to generate superior margins and strong cash flow. We expect these strengths to support our growth in the future:

The Market Leader in SBCs: We believe we hold the number one global market position, based on 2010 sales revenue, in each of our four core end use markets, with sales of approximately $1,228 million and sales volumes of approximately 307 kilotons for the year ended December 31, 2010. We generated approximately 98% of our 2010 product sales in our core end use markets. Our Belpre, Ohio facility is the most product-diversified SBC plant in the world, and we believe our Wesseling, Germany facility is world scale and cost efficient. As the pioneer of SBCs almost 50 years ago, we believe our KRATON® brand is widely recognized for our industry leadership, and we are particularly well regarded for our process technology expertise and long track record of market-driven innovation.

Growth Through Innovation and Technological Know-How: SBC production and product development requires complex and specific expertise, which we believe many of our competitors are currently unable to replicate. As the industry pioneer, Kraton maintains a constant focus on enhancing the value-added attributes of our products and on developing new applications for SBCs. At December 31, 2010, we had approximately 1,053 granted patents and approximately 349 pending patent applications. Our “Vision 20/20” program targets generating 20% of sales revenues from new products or applications introduced in the prior five years. In 2010, we generated 13% of our sales from innovation driven revenue. We believe that our new product innovation will allow us to drive increases in our volume, expand unit contribution margins (the excess of the sale price of a unit of product over the variable cost to produce that unit) and increase our customers’ reliance on Kraton’s products and technical expertise. For example, for the year ended December 31, 2010, our Emerging Businesses end use market, which includes isoprene rubber (“IR”) and IRL, represented 7% of sales revenues. Furthermore, our IRL business has grown, on a revenue basis, at a compound annual growth rate of 36% from 2008 to the end of 2010 and is earning a unit contribution margin in excess of the company’s as a whole. In addition to IRL, we believe we have a robust portfolio of innovations at various stages of development and commercialization that we believe will fuel our future growth. Examples include, PVC alternatives for wire & cable and medical applications, and polymers used in slush molding for automotive applications, and our Nexar™ family of membrane polymers for water filtration and breathable fabrics.

Diverse Global Manufacturing Capabilities and End Use Market Exposures: We manufacture our polymers at five manufacturing facilities on four continents (North America, Europe, South America and Asia) producing what we believe to be the highest quality grades available of unhydrogenated SBCs (“USBCs,”) hydrogenated SBCs (“HSBCs,”) and high purity IRL. We believe we are the only SBC producer with this breadth of technical capabilities and global footprint, selling approximately 800 products to more than 700 customers in over 60 countries. Since 2003, we have successfully completed plant expansions totaling 60 kilotons of capacity at a total cost of less than $50 million, giving us a total capacity of 420 kilotons. Our manufacturing and product footprint allow revenue diversity, both geographically and by end use market. We believe our scale and footprint make us an attractive customer for our monomer suppliers, which, in turn, allows us to offer a high degree of supply security to customers.

Long-Standing, Strong Customer Relationships Supported by Leading Service-Offering: We sell our products to over 700 customers, many of which we have had relationships with for 15 years or more. Our customers are broad-based, with no single customer accounting for more than 5% of our sales revenue in 2010 (our top 10 customers together represented 29% of sales in 2010). Our customers’ manufacturing processes are typically calibrated to the performance specifications of our products. Given the technical expertise and investment required to develop these formulations and the lead times required to replace them, we believe our customers face high switching costs. We believe our customers view our products as being high value-added, even though our products generally represent a small proportion of the overall cost of the finished product. Leveraging our global infrastructure, we believe we offer our customers a best-in-class service level that aligns us to their respective business models through “on demand” order delivery and product development specifically designed for each customer’s needs.

Experienced Management Team with a Track Record of Growth and Productivity Improvements: Our senior management team has an average industry experience of approximately 25 years, most of which has been with some of the world’s leading companies, including Koch Industries, Hoechst AG and Chevron Phillips Chemical. Since early 2008, when the majority of the current executive team was put in place, we have instituted a number of strategic initiatives designed to enhance productivity, reduce costs and capital intensity, expand margins and drive innovation-led growth.

Our Business Strategy

Building on these competitive strengths, we are focused on achieving profitable top-line growth and improving margins through the introduction of highly-engineered, high value-added products to drive strong and sustainable cash flow.

Drive Growth and Margin Expansion Through Innovation: We have an almost 50-year track record of innovation dating back to our development of the first SBCs. Our research and development effort is focused on end use markets and new product developments that we believe offer high growth as well as opportunities to develop highly-differentiated products for our customers, thus yielding higher margin potential. We work very closely with our longstanding customer base to produce products that solve their specific technical requirements. For example, to address an industry trend to provide an alternative to PVC in applications such as medical packaging and wire and cable, we have developed and commercialized a series of custom-designed polymers and compounds. In addition to this innovation-led growth, we believe that there are a number of end use market dynamics that will also drive growth in our business, such as the general demand by customers for higher value-added product performance characteristics.

Pursue “Smart Pricing”: In late 2007, we undertook a comprehensive review of our entire product portfolio, including both product-specific and customer-specific profitability analysis. As a result, we took a variety of actions including reducing or eliminating our exposure to lower margin business and increasing our prices to reflect the significant value-added benefits of our products to our customers’ products. Since the end of 2007, we have increased our unit contribution margins by more than 50%. We will continue to pursue pricing strategies that reflect the contribution to the end product of our high value and complex product offerings for which limited substitutes exist.

Invest in Key Growth Initiatives: For the year ended December 31, 2010, capital expenditures were approximately $56 million. We currently expect 2011 capital expenditures will be approximately $80 million to $85 million. Our minimum annual capital expenditure levels to maintain and achieve required improvements in our facilities in each of the next three to five years are expected to be approximately $16 million to $22 million. Included in our 2011 capital expenditure estimate is $13 million for engineering related to our ongoing assessment of a possible HSBC manufacturing facility in Asia, $11 million to replace IR production from the closure of our Pernis facility, $6 million for the multi-year systems and control upgrades, approximately $3 million to replace our coal-burning boilers with natural gas boilers at our Belpre, Ohio, facility, and $3 million for IRL expansion at our Paulinia facility.

Continue to Pursue Operational Efficiencies: We have a history of implementing continuous process and cost improvement plans that have resulted in a significant reduction in our cost position and an improvement in the way we run our business. Since the beginning of 2008, we have implemented cost saving initiatives that have reduced costs by over $50 million, on an annual basis. These initiatives include:

•	approximately $25 million for programs to streamline our operations and lower staffing levels,

•	approximately $10 million associated with the shutdown of SIS production at our Pernis facility in 2008;

•	approximately $5 million in cost reductions related to the implementation of our new Enterprise Resource Planning (“ERP”) system in 2009; and

•	approximately $12 million in ongoing cost reductions related to the shutdown of IR production at our Pernis facility.

Through these actions, we have created substantial operating leverage in our business and we continue to pursue initiatives to lower our cost structure and improve operational efficiencies.

Corporate and Other Information

Our business is conducted through Kraton Polymers LLC, a Delaware limited liability company, and its consolidated subsidiaries. Prior to our initial public offering, Kraton Polymers LLC’s parent company was Polymer Holdings LLC, a Delaware limited liability company. On December 16, 2009, Polymer Holdings LLC (“Polymer Holdings”), was converted from a Delaware limited liability company to a Delaware corporation and renamed Kraton Performance Polymers, Inc., which remains Kraton Polymers LLC’s parent company. Trading in our common stock on the New York Stock Exchange commenced on December 17, 2009 under the symbol “KRA.”

Our principal executive offices are located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, and our telephone number is (281) 504-4700. Our corporate web site address is www.kraton.com. We do not incorporate the information contained on, or accessible through, our corporate web site into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

Selling Stockholders

As of March 25, 2011, certain affiliates of TPG Capital, L.P. (collectively, “TPG”) owned approximately 18.80% of our common stock and certain affiliates of J.P. Morgan Partners, LLC (collectively, “JPMP”) owned approximately 12.53% of our common stock. After the sale of our common stock by TPG and JPMP in this offering, TPG will own 7.51% of our common stock (approximately 5.81% pursuant to a full exercise of the underwriters’ over-allotment option) and JPMP will own 5.00% of our common stock (approximately 3.87% pursuant to a full exercise of the underwriters’ over-allotment option), and together TPG and JPMP will own approximately 12.51% of our common stock (approximately 9.69% pursuant to a full exercise of the underwriters’ over-allotment option).

Recent Developments

Pricing. We have implemented a series of global price increases in 2011, which have been generally broad-based across our end use markets in response to higher raw material costs and other factors.

Operations of our USBC facility at the Kashima Petrochemical Complex, Japan. We own a 50% equity investment in a manufacturing joint venture with JSR Corporation in Kashima Japan. Our earnings from this unconsolidated joint venture were $487,000, $403,000 and $437,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Operations of our USBC facility at the Kashima Petrochemical Complex were shut down on March 11, 2011, as part of a complex wide emergency procedure in response to the recent earthquake. Although our USBC facility was not damaged, it has been confirmed that there has been damage to the broader infrastructure at the Kashima Petrochemical Complex as a result of the earthquake and tsunami. Loading berths, roads and infrastructure around the facility have been damaged. Operations at our facility remain suspended due to a lack of monomers and utilities. Currently, it is impossible for us to give an estimate of when our facility will be back in operation. We continue to monitor the situation closely and are working with our partners to expedite returning our facility to normal operations. At the present time, we are able to meet our customers’ forecasted demand from our inventories and have initiated contingency plans to provide our customers with products from our other global manufacturing sites to mitigate any supply disruptions.

February 2011 Refinancing Transactions. On February 11, 2011, we refinanced our existing indebtedness by completing an offering of $250.0 million in aggregate principal amount of 6.75% Senior Notes due 2019 through an institutional private placement and entering into a new $350.0 million senior secured credit agreement with a maturity date of February 11, 2016. The new credit agreement provides for senior secured financing consisting of:

•	a $200.0 million senior secured revolving credit facility. The new revolver, which was undrawn at close, replaces our previous $80.0 million facility;

•	a $150.0 million senior secured term loan facility; and

•	an option to raise up to $125.0 million of incremental term loans or incremental revolving credit commitments.

In connection with this refinancing we repaid in full all outstanding borrowings under the existing term and revolving loans. In addition, we purchased $151.0 million principal amount of our outstanding 8.125% Senior Notes and redeemed the remaining $12.0 million principal amount of these notes. We also redeemed the $0.3 million outstanding principal amount of the 12% Discount Notes. See Note 16 Subsequent Events to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 7, 2011 for further discussion of these transactions.

The Offering

Common Stock offered by the selling stockholders	6,000,000 shares.

Use of proceeds	The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

Selling stockholders	TPG and JPMP are our principal stockholders and the only selling stockholders in this offering. Upon completion of this offering, TPG will own 7.51% of our common stock and JPMP will own 5.00% of our common stock. Together, TPG and JPMP will own approximately 12.51% of our common stock. See “Selling Stockholders.”

Underwriters’ option to purchase additional shares	The selling stockholders may sell up to 900,000 additional shares if the underwriters exercise their over-allotment option.

Dividend policy	We have not previously declared or paid any dividends or distributions on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. We may be prohibited from paying cash dividends on our common stock by the covenants in the senior secured credit facility and our senior notes and may be further restricted by the terms of future debt or preferred securities. See “Dividend Policy.”

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange Symbol	KRA

Except as otherwise noted, all information in this prospectus:

•	excludes 3,211,709 shares of common stock reserved for future issuance under the Polymer Holdings LLC 2009 Equity Incentive Plan; and

•	assumes the underwriters do not exercise their over-allotment option.

Summary of Consolidated Financial Information and Other Data

The table below sets forth our summary consolidated historical financial data for the periods indicated. The summary consolidated historical financial data presented below for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements for those years.

The summary consolidated financial information and other data presented below should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and the notes thereto, all included in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 7, 2011, which is incorporated by reference in this prospectus.

	Years ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Operating Revenues
Sales	$1,228,425	$920,362	$1,171,253
Other(1)	—	47,642	54,780

Total operating revenues	1,228,425	968,004	1,226,033
Cost of Goods Sold	927,932	792,472	971,283

Gross Profit	300,493	175,532	254,750

Operating Expenses
Research and development	23,628	21,212	27,049
Selling, general and administrative	92,305	79,504	101,431
Depreciation and amortization of identifiable intangibles	49,220	66,751	53,162

Total operating expenses	165,153	167,467	181,642

Gain on Extinguishment of Debt	—	23,831	—
Earnings of Unconsolidated Joint Venture(2)	487	403	437
Interest Expense, Net	23,969	33,956	36,695

Income (Loss) Before Income Taxes	111,858	(1,657)	36,850
Income Tax Expense (Benefit)	15,133	(1,367)	8,431

Net Income (Loss)	$96,725	$(290)	$28,419

Earnings (Loss) per common share
Basic	$3.13	$(0.01)	$1.46
Diluted	$3.07	$(0.01)	$1.46
Weighted average common shares outstanding
Basic	30,825	19,808	19,387
Diluted	31,379	19,808	19,464

(1)	Other revenues include the sale of by-products generated in the production of IR and SIS.
(2)	Represents our 50% joint venture interest in Kraton JSR Elastomers K.K., which is accounted for using the equity method of accounting.

	As of December 31,
	2010	2009
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$92,750	$69,291
Total assets	1,080,723	974,499
Total debt	$382,675	$384,979

	2010	2009
Other Data:
Ratio of Earnings to Fixed Charges(1)	5.1:1.0	1.0:1.0

(1)	Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2009 by approximately $1.6 million.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as substitutes for analysis of our results under generally accepted accounting principles (“GAAP”) in the United States.

	Years ended December 31,
	2010	2009	2008
	(In thousands)
Other Data
EBITDA(1)(3)	$185,047	$99,050	$126,707
Adjusted EBITDA(2)(3)	194,906	91,359	152,048

(1)	EBITDA represents net income before interest, taxes, depreciation and amortization. We present EBITDA because it is used by management to evaluate operating performance. We consider EBITDA an important supplemental measure of our performance and believe it is frequently used by investors and other interested parties in the evaluation of companies in our industry.

We also use EBITDA for the following purposes: our executive compensation plan bases incentive compensation payments on our EBITDA performance; and the senior secured credit facilities and the senior notes use EBITDA (with additional adjustments) to measure our compliance with covenants such as leverage and interest coverage.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these and other limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental measures. See the Consolidated Statements of Cash Flows included in our financial statements included elsewhere in this Form 10-K.

(2)	We present Adjusted EBITDA as a further supplemental measure of our performance and because we believe these additional adjustments provide helpful information to securities analysts, investors and other interested parties evaluating our performance. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the subsequent footnote. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(3)	We reconcile Net Income/(Net Loss) to EBITDA and Adjusted EBITDA as follows:

	Years ended December 31,
	2010	2009	2008
	(In thousands)
Net Income/(Net Loss)	$96,725	$(290)	$28,419
Plus
Interest expense, Net	23,969	33,956	36,695
Income tax expense (benefit)	15,133	(1,367)	8,431
Depreciation and amortization expenses	49,220	66,751	53,162

EBITDA (a)	$185,047	$99,050	$126,707
Add (deduct):
Management fees and expenses	—	2,000	2,000
Restructuring and related charges(b)	6,387	9,677	13,671
Other non-cash expenses(c)	3,472	4,463	9,670
Gain on extinguishment of debt(d)	—	(23,831)	—

Adjusted EBITDA(a)	$194,906	$91,359	$152,048

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the first-in, first-out (FIFO) basis of accounting and the last-in, first-out (LIFO) basis of accounting. The spread between the LIFO and FIFO basis resulted in a positive impact to EBITDA and Adjusted EBITDA of approximately $12.1 million and $37.1 million for the years ended December 31, 2010 and 2008, respectively. Conversely, EBITDA and Adjusted EBITDA, as reflected above, were negatively impacted by approximately $17.6 million for the year ended December 31, 2009.
(b)	2010 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization as well as expenses associated with our secondary public offering. 2009 charges consisted primarily of costs associated with the exit of the Pernis facility. 2008 charges consisted primarily of severance and retention costs associated with the restructuring of our Westhollow Technical Center and our research and technical services organizations, senior management changes in the first quarter and workforce reductions in the fourth quarter. All periods also reflect charges associated with evaluating merger and acquisition transactions and potential debt refinancing.

(c)	For all periods, consists primarily of non-cash compensation. For 2008 and 2009, also reflects the non-cash inventory impairment to lower inventory from FIFO cost to market value and losses on the sale of fixed assets.
(d)	In 2009, reflects the non-recurring cash gain related to bond repurchases.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows:

	Years ended December 31,
	2010	2009	2008
	(In thousands)
Cost of goods sold	$—	$6,747	$355
Research and development	—	—	2,430
Selling, general and administrative	6,387	2,930	10,886

Total restructuring and related charges	$6,387	$9,677	$13,671

RISK FACTORS

Buying shares of our common stock involves risk. You should consider carefully the risks and uncertainties described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 7, 2011, and in other documents that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Offering

Concentration of ownership among our principal stockholders may prevent new investors from influencing significant corporate decisions.

Following the completion of this offering, TPG and JPMP will still own a significant percentage of our common stock. Pursuant to a registration rights and shareholders’ agreement entered into by TPG, JPMP and the company, TPG and JPMP each has the right to participate in certain dispositions by the other party. TPG and JPMP are also restricted from transferring common stock without the consent of the other party. Furthermore, each of TPG and JPMP has the right to elect one director so long as it owns 2% or more of the common stock. See “Selling Stockholders.” TPG and JPMP together are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions and have significant control over our management and policies. The interests of these stockholders may not be consistent with the interests of other stockholders. The existence of significant stockholders may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our company. In addition, our certificate of incorporation provides that the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), which relate to business combinations with interested stockholders, do not apply to us.

The market price of our common stock may fluctuate significantly, and it may trade at prices below the price at which you purchased it.

The market price of our common stock following this offering may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of our prospects;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analysts’ recommendations or projections;

•	fluctuations in quarterly operating results;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	changes or trends in our industry;

•	adverse resolution of any new or pending litigation against us;

•	additions or departures of key personnel;

•	changes in general economic conditions; and

•	broad market fluctuations.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the price at which you purchased it.

Future sales of our shares could adversely affect the market price of our common stock.

Future sales of substantial amounts of our common stock in the public market following this offering, whether by us or our existing stockholders, or the perception that such sales could occur, may adversely affect the market price of our common stock, which could decline significantly. Sales by our existing stockholders might also make it more difficult for us to raise equity capital by selling new common stock at a time and price that we deem appropriate.

As of March 25, 2011 we had 31,880,732 shares of common stock outstanding. The shares offered in this offering will not change the total number outstanding. Of these outstanding shares, we expect all of the shares sold in this offering will be freely tradable in the public market, unless the shares are held by any of our affiliates, as that term is defined in the Securities and Exchange Commission’s (“SEC”) Rule 144. We expect approximately 4.0 million shares will be restricted securities as defined in Rule 144 and may be sold by the holders into the public market from time to time in accordance with and subject to limitation on sales by affiliates under Rule 144. All of these restricted shares will be eligible for sale under Rule 144 following expiration of the lock-up agreements described below subject to limitation on sales by affiliates.

We, each of our officers, directors and our selling stockholders, have agreed to a 90-day lockup, meaning that, for a period of 90 days following the date of this prospectus, we and they will not sell shares of our common stock. However, this lockup is subject to several exceptions, and our lead underwriters in their sole discretion may release any of the securities subject to the lockup, at any time without notice.

Delaware law and some provisions of our organizational documents make a takeover of our company more difficult.

Provisions of our charter and bylaws may have the effect of delaying, deferring or preventing a change in control of our company. A change of control could be proposed in the form of a tender offer or takeover proposal that might result in a premium over the market price for our common stock. In addition, these provisions could make it more difficult to bring about a change in the composition of our board of directors, which could result in entrenchment of current management. For example, our charter and bylaws:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	require that the number of directors be determined, and any vacancy or new board seat be filled, only by the board;

•	not permit stockholders to act by written consent;

•	not permit stockholders to call a special meeting;

•	permit the bylaws to be amended by a majority of the board without shareholder approval, and require that a bylaw amendment proposed by stockholders be approved by 66 2/3% of all outstanding shares;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	authorize the issuance of undesignated preferred stock, or “blank check” preferred stock, by our board of directors without shareholder approval.

Many of our employment agreements, plans and equity arrangements with our executive officers also contain change in control provisions. Under the terms of these arrangements, the executive officers are entitled to receive significant cash payments, immediate vesting of options, restricted shares and notional shares, and continued medical benefits in the event their employment is terminated under certain circumstances within one year following a change in control, and with respect to certain equity awards, within two years following a change in control. Any Supplemental Pension Benefits a participant may have accrued under the Kraton Polymers U.S. LLC Pension Benefit Restoration Plan also vests immediately on a change of control and any amounts accrued under the Kraton Polymers LLC Executive Deferred Compensation Plan are immediately payable upon a change of control. We note that a change in control should not be triggered under these arrangements solely by this offering. See “Executive Compensation,” for disclosure regarding potential payments to named executive officers following a change in control.

These and other provisions of our organizational documents and Delaware law may have the effect of delaying, deferring or preventing changes of control or changes in management of our company, even if such transactions or changes would have significant benefits for our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our stockholders for the foreseeable future. The senior secured credit facility and our senior notes indenture may preclude us from paying cash dividends, and we may be subject to other restrictions on our ability to pay dividends from time to time. In addition, because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends and distributions from our subsidiaries. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend upon our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law or the SEC and other factors our board deems relevant.

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay any dividends.

Kraton Performance Polymers is a holding company with nominal net worth. We do not have any assets or conduct any business operations other than our investments in our subsidiaries, including Kraton Polymers LLC. As a result, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. In addition, our subsidiaries are separate and distinct legal entities and have no obligation to make any funds available to us.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no securities or industry analysts cover our company, the trading price for our common stock would be negatively impacted. If one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under in this prospectus supplement, the accompanying prospectus, information incorporated by reference into each of them and any related free-writing prospectus, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement or the accompanying prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this report, including but not limited to those under the heading “Risk Factors.”

There may be other factors of which we are currently unaware or that we deem immaterial that may cause our actual results to differ materially from the expectations we express in our forward-looking statements. Although we believe the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and, therefore, also the forward-looking statements based on these assumptions could themselves prove to be inaccurate.

Forward-looking statements are based on current plans, estimates, assumptions and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events.

You should carefully consider the “Risk Factors” and subsequent public statements, or reports filed with or furnished to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks, assumptions or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares of our common stock in this offering. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders. TPG and JPMP are our principal stockholders and are selling stockholders in this offering. See “Selling Stockholders.”

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “KRA.” The following table sets forth on a per share basis the high and low last reported prices on the New York Stock Exchange for our common stock during the periods indicated.

	Stock Price Range
	High	Low
2011
First Quarter (through March 28)	$40.27	$30.14
2010
Fourth Quarter	$34.85	$24.62
Third Quarter	$30.00	$18.28
Second Quarter	$21.56	$17.57
First Quarter	$18.49	$12.91
2009
Fourth Quarter (beginning December 17)	$13.84	$13.21

DIVIDEND POLICY

We have not previously declared or paid any dividends or distributions on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and we do not anticipate paying any cash dividends in the foreseeable future. We may be prohibited from paying cash dividends on our common stock by the covenants in the senior secured credit facility and our senior notes and may be further restricted by the terms of any of our future debt or preferred securities. In addition, because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends and distributions from our subsidiaries. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital expenditure requirements, restrictions contained in current and future financing instruments and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization:

•	on an actual basis as of December 31, 2010; and

•

as adjusted for (i) our issuance of $250,000,000 principal amount of our 6.75% Notes due 2019 on February 11, 2011 and (ii) our concurrent entry into and draw on a new senior secured credit facility, and, in each case, the use of proceeds thereof to refinance indebtedness.

Because we are not receiving any of the net proceeds from this offering, our capitalization will not be affected by this offering. You should read this information together with our financial statements and the notes to those statements and the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 7, 2011.

	As of December 31, 2010
	Actual	As Adjusted
	(in thousands, except par value)
	(unaudited)
Cash and cash equivalents	$92,750	$92,750
Long-term debt, including current portions:
Senior secured credit facility	219,425	—
February 2011 senior secured credit facility(1)		150,000
8.125% senior subordinated notes (less $7.0 million held as Treasury Bonds	163,000	—
12.000% senior discount notes	250	—
6.75% senior notes		250,000
Total long-term debt	$382,675	$400,000
Stockholders’ Equity:
Preferred stock, $0.01 par value per share; 100,000 shares authorized; none issued		—
Common Stock, $0.01 par value per share; 500,000 shares authorized; 31,390 shares issued and outstanding;	314	314
Additional paid in capital	334,457	334,457
Retained earnings	96,711	96,711
Accumulated other comprehensive income	20,895	20,895
Total equity	452,377	452,377

Total capitalization	$835,052	$852,377

(1)	We have $150 million outstanding under the term loan portion of our February 2011 senior secured credit facility. In addition, we have $200 million available under the revolving portion of the senior secured credit facility. As of March 28, 2011, $0.0 was drawn under the revolving portion.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock held as of March 25, 2011 by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. Percentage of beneficial ownership is based on 31,880,732 shares of common stock outstanding as of March 25, 2011.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Currently, each of TPG and JPMP have the right to elect two directors to the board of directors of the company so long as it owns 10% or more of the outstanding common stock. As a result of this transaction each of TPG and JPMP will have less than 10% of our outstanding common stock and thus each of TPG and JPMP will have the right to elect only one director to the board of directors so long as it owns 2% or more of the outstanding common stock. See “Certain Relationships and Related Party Transactions—Registration Rights and Shareholders’ Agreement” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2010.

Name and Address of the Selling Shareholders	Shares Beneficially Owned Before the Offering		Shares Being Registered for Resale	Shares Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
TPG Advisors III, Inc.(1)	3,032,360	9.51%	1,821,589	1,210,771	3.80%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102

TPG Group Holdings (SBS) Advisors, Inc.(2)	2,960,483	9.29%	1,778,441	1,182,042	3.71%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102

JPMP Capital Corp. and Related Entities(3)	3,995,229	12.53%	2,400,000	1,595,299	5.00%
c/o J.P. Morgan Partners, LLC 270 Park Avenue, 4th Floor New York, New York 10017

(1)	TPG Advisors III, Inc. (“TPG Advisors III”) is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”) and FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Partners III, Parallel III, Investors III, FOF, FOF B and Dutch Parallel III are the members of TPG III Polymer Holdings LLC (“TPG III Polymer Holdings”). TPG Advisors III may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own all of the securities held by TPG III Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Advisors III, and therefore, Messrs. Bonderman and Coulter may be deemed to be the beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG III Polymer Holdings. The selling stockholder is an affiliate of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(2)	TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”) is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar IV Advisors, LLC, which is the general partner of TPG GenPar IV, L.P., which is the general partner of TPG Partners IV, L.P., which is the sole member of TPG IV Polymer Holdings LLC (“TPG IV Polymer Holdings”). TPG Group Advisors may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by TPG IV Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Group Advisors and therefore, Messrs. Bonderman and Coulter may be deemed to be beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG IV Polymer Holdings. The selling stockholder is an affiliate of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.
(3)	JPMP Capital Corp., a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company, is the general partner of JPMP Master Fund Manager, L.P. JPMP Master Fund Manager L.P. is the general partner of J.P. Morgan Partners (BHCA), L.P. (“BHCA”). JPMP Capital Corp. is also the general partner of JPMP Global Investors, L.P. JPMP Global Investors, L.P. is the general partner of each of J.P. Morgan Partners Global Investors, L.P., JPMP Global Fund/Kraton A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., JPMP Global Fund/Kraton, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., JPMP Global Fund/Kraton/Selldown, L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., and JPMP Global Fund/Kraton/Selldown II, L.P. (collectively, the “Global Fund Entities”). BHCA and the Global Fund Entities are selling stockholders. JPMP Capital Corp. may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by BHCA and the Global Fund Entities. Ina Drew, John Wilmot and Ana Capella Gomez-Acebo are officers of JPMP Capital Corp. who have voting and dispositive authority over securities beneficially owned by JPMP Capital Corp., and therefore may be deemed to be the beneficial owners of the equity securities held by BHCA and the Global Fund Entities. Each of Ms. Drew, Mr. Wilmot and Ms. Capella Gomez-Acebo disclaims beneficial ownership of such securities. The address for each of the entities described above is 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity described above is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The selling stockholders are affiliates of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date of this prospectus supplement. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership or other entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•

an individual citizen or resident of the United States including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax). A change in law may alter significantly the tax considerations that we describe in this summary, possibly with retroactive effect.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, we recommend that you consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A foreign corporation receiving any such effectively connected dividends may be subject to an additional “branch profits tax” imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Even if a non-U.S. holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such a holder, unless:

•

a non-U.S. holder furnishes to us or another payor a valid IRS Form W-8BEN or other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate with respect to such payments, and

•

in the case of actual or constructive dividends paid to a foreign entity after December 31, 2012, a non-U.S. holder holds our common stock through a foreign financial institution or entity that has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and, if required, a non-U.S. holder has provided the withholding agent with a certification identifying its direct and indirect U.S. owners.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale as capital gain at the United States federal income tax rates applicable to United States persons. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, but may not be offset by any capital loss carryovers. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax imposed at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of its other assets used or held for use in a trade or business. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for United States federal income tax purposes.

In the case of the sale or disposition of our common stock after December 31, 2012, a non-U.S. holder may be subject to a 30 percent withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point above under “Dividends” are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock and the potential for a refund or credit in the case of any withholding tax.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death and common stock held by entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s United States federal income tax liability, and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2011, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc. are acting as representatives (the “Representatives”), the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Oppenheimer & Co. Inc.
KeyBanc Capital Markets Inc.
Macquarie Capital (USA) Inc.
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The selling stockholders have granted the underwriters the right to purchase up to 900,000 shares of common stock on the same terms and conditions as set forth above if the underwriters sell more than 6,000,000 shares of common stock in this offering. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $ per share. After the initial offering of the shares of common stock the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the underwriting discounts and commissions that the selling stockholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment

Underwriting Discounts and Commissions to be paid by the selling stockholders	$	$	$	$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

We and the selling stockholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options issued pursuant to compensation plans for directors and executive officers approved by our board of directors prior to this offering or pursuant to a dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc. waive, in writing, such an extension.

We and the selling stockholders have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. We and the selling stockholders have agreed to contribute to payments made by the underwriters for liabilities under the Securities Act if our indemnification of such liabilities is unavailable or insufficient to hold harmless the underwriters.

Our common stock is listed on the New York Stock Exchange under the symbol “KRA.” On March 28, 2011 the closing price of our common stock as reported on the New York Stock Exchange was $40.27.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriting syndicate to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange and if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus and the accompanying prospectus electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. For instance, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our senior secured credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of common stock which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer to the public in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securites, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of our common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of our common stock as contemplated in this prospectus supplement and the accompanying prospectus . Accordingly, no purchaser of our common stock, other than underwriters, is authorized to make any further offer of our common stock on behalf of the sellers or the underwriters.

United Kingdom

Each Manager has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Hong Kong, Singapore and Japan Selling Restrictions

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Initial Purchaser has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Selling Restrictions

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

(a) a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b) a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c) an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d) a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e) a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f) a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g) an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h) a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i) an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j) an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement and the accompanying prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP will pass upon the legality of the shares of common stock sold in this offering. Certain partners of Cleary Gottlieb Steen & Hamilton LLP are members of a limited liability company that is an investor in one or more investment funds advised by TPG Capital, L.P., including investment funds that own a beneficial equity interest in the company. Cleary Gottlieb Steen & Hamilton LLP represents entities affiliated with TPG Capital, L.P. and its affiliates in connection with legal matters. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

PROSPECTUS

Kraton Performance Polymers, Inc.

Common Stock

We or the selling stockholders may offer and sell from time to time, together or separately, shares of our common stock, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.

Our registration of the shares of common stock covered by this prospectus does not mean that we or the selling stockholders will offer or sell any shares. Shares of common stock covered by this prospectus may be sold in a number of different ways and at varying prices. If the shares are offered through a broker-dealer, in an underwritten offering or otherwise, the broker-dealer may purchase shares from us or the selling stockholders, as applicable, and sell all or a portion of those shares to the public. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 10. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “KRA.” On March 4, 2011 the last reported sale price of our common stock on the New York Stock Exchange was $37.33 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks referenced under “Risk Factors” on page 3 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Specific information about the terms of an offering , if required, will be included in a prospectus supplement relating to each specific offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any accompanying prospectus supplement, together with additional information described under the caption “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement, and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. The information contained in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus we prepare or authorize may only be accurate as of the date of the applicable document.

The Kraton name, logo and other trademarks mentioned in this prospectus, any prospectus supplement, any free-writing prospectus or any document incorporated by reference are the property of their respective owners.

We obtained the industry and market data used throughout this prospectus, any prospectus supplement, any free-writing prospectus or any document incorporated by reference from our own internal estimates and research as well as from industry and general publications and from research, surveys and studies conducted by third parties.

In this prospectus, unless we indicate otherwise or the context requires:

•	“Kraton,” “our company,” “we,” “our,” “ours” and “us” refer to Kraton Performance Polymers, Inc. and its consolidated subsidiaries; and

•	the “SBC industry” refers to the elastomeric styrenic block copolymers industry and does not include the high styrene or rigid SBC business.

i

OUR COMPANY

General

We believe we are the world’s leading producer of styrenic block copolymers (“SBCs”) as measured by 2010 sales revenue. We market our products under the widely recognized KRATON® brand. SBCs are highly engineered synthetic elastomers that we invented and commercialized almost 50 years ago, which enhance the performance of numerous end use products, imparting greater flexibility, resilience, strength, durability and processability. We focus on the end use markets we believe offer the highest growth potential and greatest opportunity to differentiate our products from competing products. Within these end use markets, we believe that we provide our customers with a broad portfolio of highly-engineered and value-enhancing polymers that are critical to the performance of our customers’ products. We seek to maximize the value of our product portfolio by introducing innovations that command premium pricing and by consistently upgrading from lower margin products. As the industry leader, we believe we maintain significant competitive advantages, including an almost 50-year proven track record of innovation; world-class technical expertise; customer, geographical and end use market diversity; and industry-leading customer service capabilities. These advantages are supported by a global infrastructure and a long history of successful capital investments and operational excellence.

Our SBC products are found in many everyday applications, including disposable baby diapers, the rubberized grips of toothbrushes, razor blades, power tools and in asphalt formulations used to pave roads. We believe that there are many untapped uses for our products, and we will continue to develop new applications for SBCs. We also develop, manufacture and market niche, non-SBC products that we believe have high growth potential, such as isoprene rubber latex (“IRL”). IRL is a highly-engineered, reliable synthetic substitute for natural rubber latex. We believe the versatility of IRL offers significant opportunities for new, high-margin applications. Our IRL products, which are used in applications such as surgical gloves and condoms, have not been found to contain the proteins present in natural latex and are, therefore, not known to cause allergies. We believe we produce the highest purity IRL globally and that we are the only significant third-party supplier of the product. Our IRL business has grown at a compound annual growth rate of 36%, based on revenues, from 2008 to the end of 2010.

We currently offer approximately 800 products to more than 700 customers in over 60 countries worldwide, and we manufacture our polymers at five manufacturing facilities on four continents, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world. Our facility in Japan is operated by an unconsolidated manufacturing joint venture. Our products are typically developed using our proprietary, and in many cases patent-protected, technology and require significant engineering, testing and certification. In 2010, we were awarded 81 patents for new products or applications and at December 31, 2010, we had approximately 1,053 granted patents and approximately 349 pending patent applications. We are widely regarded as the industry’s leading innovator and cost-efficient manufacturer in our end use markets. We work closely with our customers to design products that meet application-specific performance and quality requirements. We expect these innovations to drive our organic growth, sustain our leadership position, expand our market share, improve our margins and produce a high return on invested capital.

Over the past several years, we have implemented a range of strategic initiatives designed to enhance our profitability and end use market position. These include fixed asset investments to expand our capacity in high value products, to enhance productivity at our existing facilities and to significantly reduce our fixed cost structure through headcount reductions, production line closures at our Pernis, the Netherlands, facility (“Pernis”) and system upgrades. During this period, we have shifted our portfolio to higher-margin products, substantially exited low-margin businesses such as footwear and implemented smart pricing strategies that have improved our overall margins and return on invested capital. We believe these initiatives provide us with a strong platform to drive growth, create significant operating leverage and position us to benefit from volume recovery in our end use markets.

Corporate and Other Information

Our business is conducted through Kraton Polymers LLC, a Delaware limited liability company, and its consolidated subsidiaries. Prior to our initial public offering, Kraton Polymers LLC’s parent company was Polymer Holdings LLC, a Delaware limited liability company. On December 16, 2009, Polymer Holdings LLC (“Polymer Holdings”), was converted from a Delaware limited liability company to a Delaware corporation and renamed Kraton Performance Polymers, Inc., which remains Kraton Polymers LLC’s parent company. Trading in our common stock on the New York Stock Exchange commenced on December 17, 2009 under the symbol “KRA.” On December 22, 2009, we completed the initial public offering.

Our principal executive offices are located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, and our telephone number is (281) 504-4700. Our corporate web site address is www.kraton.com. We do not incorporate the information contained on, or accessible through, our corporate web site into this prospectus, and you should not consider it part of this prospectus.

RISK FACTORS

Buying shares of our common stock involves risk. You should consider carefully the risks and uncertainties described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 7, 2011, and in other documents that are included or incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under in this prospectus, and accompanying prospectus supplements, information incorporated by reference into each of them, and any related free-writing prospectus, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks and uncertainties include, but are not limited to, such risks related to:

•	conditions in the global economy and capital markets;

•	our reliance on LyondellBasell for the provision of significant operating and other services;

•	the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire;

•	limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business;

•	competition in our end use markets, by other producers of SBCs and by producers of products that can be substituted for our products;

•	our ability to produce and commercialize technological innovations;

•	our ability to protect our intellectual property, on which our business is substantially dependent;

•	infringement of our products on the intellectual property rights of others;

•	seasonality in our paving and roofing business;

•	financial and operating constraints related to our substantial level of indebtedness;

•	product liability claims and other lawsuits arising from environmental damage or personal injuries associated with chemical manufacturing;

•	political and economic risks in the various countries in which we operate;

•	the inherently hazardous nature of chemical manufacturing; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans;

•	regulation of our customers, which could affect the demand for our products or result in increased compliance costs;

•	international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs;

•	our relationship with our employees;

•	loss of key personnel or our inability to attract and retain new qualified personnel;

•	fluctuations in currency exchange rates;

•	the fact that we do not enter into long-term contracts with our customers;

•	a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan;

•	concentration of ownership among our principal stockholders, which may prevent new investors from influencing significant corporate decisions; and

•

other risks and uncertainties described in this prospectus, any accompanying prospectus supplement and other documents that we include or incorporate by reference into each of them and any related free-writing prospectus.

There may be other factors of which we are currently unaware or that we deem immaterial that may cause our actual results to differ materially from the expectations we express in our forward-looking statements. Although we believe the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and, therefore, also the forward-looking statements based on these assumptions could themselves prove to be inaccurate.

Forward-looking statements are based on current plans, estimates, assumptions and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events.

You should carefully consider the “Risk Factors” and subsequent public statements, or reports filed with or furnished to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks, assumptions or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds from sales of shares of our common stock by us for general corporate purposes, which may include repayment of debt, capital expenditures and working capital. When we offer and sell shares of common stock, the prospectus supplement related to such offering will set forth our intended use of the proceeds, if any, received from the sale of those shares.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event any shares of our common stock are sold by the selling stockholders. We will pay the expenses, other than underwriting discounts and commissions, associated with sales of shares by the selling stockholders. Certain affiliates of TPG Capital, L.P. (collectively, “TPG”) and certain affiliates of J.P. Morgan Partners, LLC (collectively, “JPMP”) are our principal stockholders and will be the selling stockholders in the event any shares of our common stock are sold by the selling stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock held as of February 28, 2011 by the selling stockholders. Information regarding the beneficial ownership of our common stock by the selling stockholders as of the date of the applicable prospectus supplement, the number of shares being offered by the selling stockholders and the number of shares beneficially owned by the selling stockholders after the applicable offering will be included in the applicable prospectus supplement. Percentage of beneficial ownership is based on 31,736,514 shares of common stock outstanding as of February 28, 2011.

Name and Address of the Selling Shareholders	Shares Beneficially Owned
	Number	Percent
TPG Advisors III, Inc. (1)	3,032,360	9.55%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
TPG Group Holdings (SBS) Advisors, Inc.(2)	2,960,483	9.33%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
JPMP Capital Corp. and Related Entities (3)	3,995,229	12.59%
c/o J.P. Morgan Partners, LLC 270 Park Avenue, 4th Floor New York, New York 10017

(1)	TPG Advisors III, Inc. (“TPG Advisors III”) is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”) and FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Partners III, Parallel III, Investors III, FOF, FOF B and Dutch Parallel III are the members of TPG III Polymer Holdings LLC (“TPG III Polymer Holdings”). TPG Advisors III may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own all of the securities held by TPG III Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Advisors III, and therefore, Messrs. Bonderman and Coulter may be deemed to be the beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG III Polymer Holdings. The selling stockholder is an affiliate of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.
(2)	TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”) is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar IV Advisors, LLC, which is the general partner of TPG GenPar IV, L.P., which is the general partner of TPG Partners IV, L.P., which is the sole member of TPG IV Polymer Holdings LLC (“TPG IV Polymer Holdings”). TPG Group Advisors may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by TPG IV Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Group Advisors and therefore, Messrs. Bonderman and Coulter may be deemed to be beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG IV Polymer Holdings. The selling stockholder is an affiliate of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.
(3)	JPMP Capital Corp., a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company, is the general partner of JPMP Master Fund Manager, L.P. JPMP Master Fund Manager L.P. is the general partner of J.P. Morgan Partners (BHCA), L.P. (“BHCA”). JPMP Capital Corp. is also the general partner of JPMP Global Investors, L.P. JPMP Global Investors, L.P. is the general partner of each of J.P. Morgan Partners Global Investors, L.P., JPMP Global Fund/Kraton A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., JPMP Global Fund/Kraton, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., JPMP Global Fund/Kraton/Selldown, L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., and JPMP Global Fund/Kraton/Selldown II, L.P. (collectively, the “Global Fund Entities”). BHCA and the Global Fund Entities are selling stockholders. JPMP Capital Corp. may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by BHCA and the Global Fund Entities. Ina Drew, John Wilmot and Ana Capella Gomez-Acebo are officers of JPMP Capital Corp. who have voting and dispositive authority over securities beneficially owned by JPMP Capital Corp., and therefore may be deemed to be the beneficial owners of the equity securities held by BHCA and the Global Fund Entities. Each of Ms. Drew, Mr. Wilmot and Ms. Capella Gomez-Acebo disclaims beneficial ownership of such securities. The address for each of the entities described above is 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity described above is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The selling stockholders are affiliates of a broker-dealer and purchased its shares in the ordinary course of business and, at the time of purchase, with no agreements or understandings, directly or indirectly, with any person to distribute such shares.

DESCRIPTION OF CAPITAL STOCK

For a description of our common stock, see the description contained in our registration statement on Form S-1/A, filed with the SEC on September 20, 2010, which is incorporated herein by reference. Because the description is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and our bylaws, copies of which are filed as exhibits to the registration statement referred to in the preceding sentence, as well as the relevant portions of the Delaware General Corporation Law.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell from time to time, together or separately, shares of our common stock covered by this prospectus in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

We or the selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us or the selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The shares may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. Registration of shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

Our common stock is listed on the New York Stock Exchange under the symbol “KRA.”

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders, as applicable, or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., the maximum compensation to be paid to any broker-dealer participating in an offering of securities pursuant to this prospectus and any accompanying prospectus supplement will not exceed 8% of the gross proceeds from such offering.

We and the selling stockholders each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the shares of common stock, including liabilities arising under the Securities Act. Under the registration rights and shareholders’ agreement entered into by TPG, JPMP and us (the

“Registration Rights and Shareholders’ Agreement”), we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the Registration Rights and Shareholders’ Agreement, we have also agreed to pay the expenses, other than underwriting discounts or commissions, associated with the sale of shares by the selling stockholders.

At any time a particular offer of shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus or prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of shares of common stock covered by this prospectus.

To facilitate the offering of shares covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock . This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In the ordinary course of their business activities, any underwriter, broker-dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Any underwriter, broker-dealer or agent and their respective affiliates may also engage in transactions with or perform services for us or provide other types of financing to us in the ordinary course of their business.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP will pass upon the legality of the shares of common stock sold in this offering. Certain partners of Cleary Gottlieb Steen & Hamilton LLP are members of a limited liability company that is an investor in one or more investment funds advised by TPG Capital, L.P., including investment funds that own a beneficial equity interest in the company. Cleary Gottlieb Steen & Hamilton LLP represents entities affiliated with TPG Capital, L.P. and its affiliates in connection with legal matters.

EXPERTS

The consolidated financial statements and schedule of Kraton Performance Polymers, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31,2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to our common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. You may read and copy the registration statement, including the exhibits to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement.

We are subject to the full informational requirements of the Exchange Act, and as a result, file periodic reports, proxy statements and other information with the SEC. We also furnish our stockholders with annual reports containing financial statements that have been examined and reported on, with an opinion expressed by an independent registered public accounting firm. We maintain a web site at www.kraton.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our web site and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our web site and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than in each case, unless otherwise indicated, documents or information that is, or is deemed to be, furnished and not filed in accordance with applicable SEC rules).

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010 as filed on March 7, 2011;

•	our current reports on Form 8-K as filed on January 28, 2011, February 1, 2011, February 2, 2011 (two reports), February 11, 2011, February 14, 2011 and February 15, 2011; and

•	the description of our common stock contained in our registration statement on Form S-1/A, filed with the SEC on September 20, 2010.

Any information incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the information contained in this prospectus modifies or supersedes that information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be directed to:

Secretary

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, Texas 77032

Telephone: (281) 504-4700

We make these filings available through our web site at www.kraton.com. Our web site and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

6,000,000 Shares

Common Stock

Credit Suisse

BofA Merrill Lynch

Morgan Stanley

Goldman, Sachs & Co.

Oppenheimer & Co.

KeyBanc Capital Markets

Macquarie Capital

UBS Investment Bank

Prospectus

                    , 2011